EXHIBIT NO. 99.(j) 4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 69 to Registration No. 33-1657 on Form N-1A of our report dated October 15, 2008 relating to the financial statements and financial highlights of MFS Floating Rate High Income Fund appearing in the Annual Report on Form N-CSR of MFS Series Trust X for the year ended August 31, 2008 and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm and Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP Deloitte & Touche LLP

Boston, Massachusetts
December 23, 2008